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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 12b-25


                           NOTIFICATION OF LATE FILING


                                                     Commission File No. 0-29746
                                                                         -------
                                                     CUSIP Number: 457927-10-1

(Check One:) Form 10-K[ ] Form 20-F[ ] Form 11-K[x] Form 10-Q[ ] Form N-SAR[ ]

For the period ended: March 31, 2002

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the transition period ended: ______________________________________________


  Read attached Instruction Sheet Before Preparing Form. Please Print or Type.


Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
________________________________________________________________________________
If the notification relates to a portion of the filing checked above, identify the item(s) to which notification relates:


________________________________________________________________________________
PART I -- REGISTRANT INFORMATION


INNOVA PURE WATER, INC.
________________________________________________________________________________
Full Name of Registrant


________________________________________________________________________________
Former Name if Applicable


13130 - 56th Court, Suite 609
________________________________________________________________________________
Address of Principal Executive Office (Street and Number)


Clearwater, FL 33760
________________________________________________________________________________
City, State and Zip Code

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PART II -- RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)


[x] (a) The reasons described in detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[xx] (b) The subject annual report, semi-annual report, transition report of Forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[x] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

STATE BELOW IN REASONABLE DETAIL THE REASONS WHY FORMS 10-K, 20-F, 11-K, 10-Q, 10-QSB, N-SAR OR THE TRANSITION REPORT PORTION THEREOF COULD NOT BE FILED WITHIN THE PRESCRIBED TIME PERIOD.

     The Registrant was not able to file its Quarterly Report on Form 10-QSB in a timely manner due to the delay in receiving information from a business associate, that had been requested by the Company's independent certified public accountants.

(Attach extra sheets if needed.)

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Robert M. Connell, Controller           727                     572-1000
-----------------------------   --------------------     -----------------------
(Name)                          (Area Code)                 (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceeding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?

If answer is no, identify report(s)                             [xx]Yes   [ ]No

________________________________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                [ ]Yes   [xx]No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

________________________________________________________________________________


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                            Innova Pure Water, Inc.
________________________________________________________________________________
                   Name of Registrant as Specified in Charter

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: May 15, 2002                   By: /s/ John E. Nohren, Jr.
                                         -----------------------------------
                                         John E. Nohren, Jr.,
                                         Chairman of the Board and Treasurer


INSTRUCTION: THE FORM MAY BE SIGNED BY AN EXECUTIVE OFFICER OF THE REGISTRANT OR BY ANY OTHER DULY AUTHORIZED REPRESENTATIVE. THE NAME AND TITLE OF THE PERSON SIGNING THE FORM SHALL BE TYPED OR PRINTED BENEATH THE SIGNATURE. IF THE STATEMENT IS SIGNED ON BEHALF OF THE REGISTRANT BY AN AUTHORIZED REPRESENTATIVE (OTHER THAN AN EXECUTIVE OFFICER), EVIDENCE OF THE REPRESENTATIVE'S AUTHORITY TO SIGN ON BEHALF OF THE REGISTRANT SHALL BE FILED WITH THE FORM.

________________________________________________________________________________
                                   ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).